EXHIBIT 10.02
Great Barrington
40 Maple Avenue
LEASE

This lease, dated as of September 10, 2007, (“Lease”) is by and between S&A Realty, Inc., a  Massachusetts corporation (“Landlord”) and  S&A Purchasing Corp., a New York corporation (“Tenant”).

TERMS

For good and valuable consideration received by each party from the other, the parties covenant and agree as follows:

1. PREMISES

(a)  Landlord’s Authority.  Landlord represents and warrants that it is the sole owner of the land, buildings and equipment described on Schedule A attached hereto, together with all buildings, improvements, facilities and fixtures located on the land, and any easements, rights of access and other property rights necessary to allow Tenant unobstructed use and occupancy of the foregoing (the “Premises”).  Landlord represents and warrants that it has full right and authority to lease the Premises to Tenant and to otherwise enter into this Lease on the terms and conditions set forth herein, and that the provisions of this Lease do not conflict with or violate the provisions of existing agreements between the Landlord and third parties.

(b)  Lease of Premises.  Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord.  The Premises are leased to Tenant together with all singular appurtenances, rights and privileges in or otherwise pertaining thereto.

(c)  Landlord’s Access.  Landlord and its authorized agents or representatives shall have reasonable access to the Premises during Tenant’s normal business hours on not less than four hours notice to Tenant.  In the event of any emergency giving rise to the threat of damage or injury to life or property, Landlord may enter the Premises without notice.

2.  TERM

(a)  Lease Commencement.   The term of this Lease shall commence on September 10, 2007 (the “Commencement Date”), or the date possession of the Premises is delivered to Tenant in accordance with this Lease or any riders attached hereto.

(b)  Initial Term.  The initial term of this Lease (the “Initial Term”) shall be 5 years, commencing on the Commencement Date.   Hereinafter, “Term” shall mean the Initial Term and any extension thereof.

(c)  Extension Term.  Tenant shall have the option to extend the term of this Lease for 3 periods of 5 years each (each such period defined as a “Renewal Period”), on the same terms and conditions (except for Annual Fixed Rental,  which shall be subject to adjustment as provided on Schedule “B” annexed hereto) as herein contained. Tenant may exercise each of the 5 year option periods by giving written notice to Landlord not less than 180 days prior to the expiration date of the Initial Term or the Renewal Term, as the case may be.

3.  RENT

(a)  Rent. Tenant shall pay Landlord the Annual Fixed Rental as set forth on Schedule B annexed hereto, in equal monthly installments, on the first day of each and every calendar month, beginning October 1, 2007, until the expiration of the term of this Lease and any Renewal Term. The Annual Fixed Rental plus any additional rent due under this lease is hereinafter sometimes referred to as “Rent”.  Rent for partial months at the beginning and end of the Term shall be apportioned based on the number of days in such partial months.

(b)  The initial payment of rent shall be made by Tenant on the date of possession of the Premises anticipated to be on or about September 10, 2007.  Said payment shall be for a prorated share of the monthly amount described herein.

(c)  Late Rent.  The Annual Fixed Rental payments are due on the first day of the month and shall be considered late if received after the tenth day of the month.  In the event that Tenant fails to make the Annual Fixed Rental payment on or before the fifteenth day of the month, Tenant shall pay a late charge in the amount of 5% of the amount due.

4.  TAXES AND ASSESSMENTS

(a)  Payment of Taxes by Tenant.  As additional rent, Tenant shall pay all real estate taxes, personal property taxes, transaction, privilege, excise or sales taxes, special improvement and other assessments (ordinary and extraordinary), and all other taxes, duties, charges, fees and payments imposed by any governmental or public authority which shall be imposed, assessed or levied upon, or arising in connection with the ownership, use, occupancy or possession of the Premises or any part thereof during the Term (all of which are herein called “Taxes”).  Tenant shall deliver to Landlord evidence of timely payment of Taxes.  Taxes for the tax year in which the term shall commence or expire shall be apportioned according to the number of days during which each party shall be in possession during such tax year.

(b)  Tax Protest.  Tenant may contest any Taxes by appropriate proceedings conducted at Tenant’s expense in Tenant’s name or, if required by law, in Landlord’s name.  Landlord shall cooperate with Tenant and execute any documents or pleadings reasonably required for such purpose, but Landlord shall not be obligated to incur any expense or liability in connection with such contest.  Tenant may defer payment of the contested Taxes pending the outcome of such contest, if such deferment does not subject Landlord’s interest in the Premises to forfeiture.  Tenant shall deposit with Landlord, if Landlord so requests, an amount of money at least equal to the payment so deferred plus estimated penalties and interest.  Upon notice to Tenant, Landlord may pay such contested Taxes from such deposit if necessary to protect Landlord’s interest in the Premises from immediate sale or loss.  When all contested Taxes have been paid or canceled, all moneys so deposited to secure the same and not applied to the payment thereof shall be repaid to Tenant without interest.  In lieu of any such deposit, at its election Tenant may furnish a bond in a form, in an amount, and with a surety reasonably satisfactory to Landlord.  All refunds of Taxes shall be the property of Tenant to the extent they are refunds of or on account of payments made by Tenant.

5.  SERVICES AND UTILITIES

(a)  Contractual Arrangements.  Tenant shall make arrangements for delivery to the Premises of any gas, electrical power, water, sewer, telephone and other utility services and any cleaning, trash and snow removal and maintenance services as Tenant deems necessary or desirable for its operations during the Term.  Landlord represents that the foregoing services and utilities are installed or readily available at the Premises without any material installation costs to Tenant.

(b)  Payment of Charges.  Tenant shall promptly pay all charges for utility and other services contracted by Tenant to be delivered to or used upon the Premises during the Term and shall be responsible for providing such security deposits, bonds or assurances as may be necessary to procure such services.

(c)  Transition.  Landlord and Tenant shall each reasonably assist the other in transition of payments for, and control of, services and utilities at the commencement and termination of this Lease.

6.  MAINTENANCE AND REPAIR

(a)  Present Condition.   Prior to the commencement of the Term, Landlord shall put the building systems, including, without limitation, plumbing and electrical lines and equipment, heating, ventilation and air conditioning systems, boilers, and elevators, if any, in good repair and condition.  Landlord represents, warrants and covenants that at the Commencement Date such systems will be in good mechanical and operating condition.  Subject to the preceding sentences of this paragraph, Tenant accepts the Premises in their present condition.  Landlord represents and warrants that it has no knowledge of any conditions which have existed or presently exist which could materially adversely affect Tenant’s business or contemplated use of the Premises.

(b)  Maintenance Obligations.  After the commencement of the Term, Tenant shall promptly make or cause to be made all non-structural and mechanical repairs needed to maintain the Premises in its present condition, subject to reasonable wear and tear.  Landlord shall promptly make or cause to be made all structural and mechanical repairs and replacements necessary to so maintain the Premises, which shall include keeping the roof and Premises free of leaks, repairs to the plumbing and drainage systems, electrical systems, and the exterior and interior structural elements of the building (including, without limitation, the roof, exterior and bearing walls of the building, support beams, foundations, columns and lateral supports).

7.  USE; COMPLIANCE WITH LAWS

(a)  Permitted Uses.  Tenant may use and occupy the Premises for all lawful uses or purposes.

(b)  Compliance with Laws.  Landlord represents and warrants that Tenant’s intended use of the Premises for heating and plumbing supply business and an electrical wholesale business, and for offices and other related uses in connection with Tenant’s distribution business is a lawful use of the Premises, and that no further governmental consents, approvals or permits are necessary for such use.  Landlord further represents and warrants that the Premises are in compliance with all applicable laws, including the Americans With Disabilities Act.  If the foregoing representations are untrue, then, in addition to all of Tenant’s other rights hereunder or at law or in equity, Landlord shall reimburse Tenant for, and shall indemnify and hold Tenant and any Tenant Indemnitees harmless from and against, any and all damages, injuries, fines, losses or claims, and all costs and expenses, including reasonable attorneys fees, incurred by or asserted against Tenant as a result of or arising out of such representation being untrue, including any costs or expenses associated with obtaining any necessary consents, approvals or permits.

8.  ALTERATIONS

Tenant may, without obtaining Landlord’s prior consent or approval, make temporary alterations, improvements and additions (“Alterations”) to the Premises that do not permanently affect the Premises.  Tenant may make other non-temporary Alterations to the Premises (by way of example but not limitation, the installation of drywall partitioning, doorways, and lifts) with Landlord’s prior consent or approval, which consent or approval shall not be unreasonably withheld, conditioned or denied; notwithstanding the foregoing, if the cost of such non-temporary Alterations is less than $20,000, Landlord’s prior consent shall not be required.  All Alterations made by Tenant shall be made at Tenant’s sole cost and expense, including all costs and expenses incurred in obtaining any required governmental consents, permits or approvals.  Tenant may perform all Alterations with contractors and subcontractors of Tenant’s own choosing.  Landlord will cooperate with Tenant’s efforts to obtain any governmental permits or approvals or consents required therefor. Landlord shall not be entitled to impose upon Tenant any charges or fees of any kind in connection with any Alterations.

9.  SIGNAGE

Tenant, at its expense and subject to its obtaining any required governmental permits and approvals, may place, maintain, repair and replace signage on the Premises, which may include any such trade name(s) or corporate affiliations as Tenant chooses.  Landlord shall cooperate with Tenant’s efforts to obtain any permit, approval or consent necessary or desirable in connection with the installation of any sign.

10.  TENANT’S PROPERTY

For purposes of this Lease, the Term “Tenant’s Property” shall mean all office furniture and equipment, movable partitions, communications equipment, inventory, and other articles of movable personal property owned or leased by Tenant and located in the Premises.  All Tenant’s Property shall be and remain the property of Tenant throughout the Term of this Lease and may be removed by Tenant at any time during the Term.  Upon the expiration of this Lease, or within 30 days after the sooner termination hereof, Tenant shall remove all Tenant’s Property from the Premises without leaving any noticeable damage to the Premises.  If Tenant leaves noticeable damage as a result of Tenant’s removal of Tenant’s Property, Landlord shall give Tenant 15 days written notice to remove or repair such damage, after which time, Landlord may repair such damage and Tenant shall reimburse Landlord for all costs and expenses reasonably incurred by Landlord in repairing such damage.

11.  QUIET ENJOYMENT

Landlord covenants that Tenant shall and may, at all times during the Term, peaceably and quietly have, hold, occupy, and enjoy the Premises.

12.  LIENS AND MORTGAGES

(a) Tenant’s Liens.  Tenant shall not (i) by any failure to act or by any act, other than the mere hiring of a material or service provider, allow any materialman’s or mechanic’s liens, or (ii) by any act or failure to act allow any other liens, deeds of trust, mortgages, or other encumbrances, to be placed on the whole or any portion of the Premises during the term of this Lease.

(b)  Non-Disturbance. Landlord may place or leave in place a mortgage on the Premises, but only if Landlord shall have obtained from its mortgagee a written agreement with Tenant, in form and substance satisfactory to Tenant’s legal counsel,  which agreement (including any extensions, modifications, renewals, consolidations, and replacements thereof) shall be binding on their respective successors and assigns and which provides that so long as Tenant shall not be in default in payment of Rent: (a) Tenant shall not be joined as a defendant in any proceeding which may be instituted to foreclose or enforce the mortgage; (b) Tenant’s possession and use of the premises in accordance with the provisions of this Lease shall not be affected or disturbed by reason of the subordination of this Lease to, or any modification of or default, under the mortgage; and (c) the mortgagee will subordinate and subject its respective rights, if any, to any portion of the insurance proceeds otherwise payable to Landlord when and to the extent necessary for Landlord to comply with its obligations of repair and restoration hereunder.

13.  INSURANCE

(a)  Building Insurance.  Throughout the Term, Landlord shall keep the buildings and improvements included in the Premises insured for the “full replacement value” thereof against loss or damage by perils customarily included under standard “all-risk” policies.

(b)  Tenant’s Liability Insurance. Throughout the Term, Tenant shall maintain commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage in respect of the Premises and the conduct or operation of business therein, with Landlord as an additional insured, with limits of not less than $3,000,000 combined single limit for bodily injury and property damage liability in any one occurrence.  Each such policy of insurance shall provide that the same will not be canceled without at least 30 days prior written notice to Landlord. On written request by Landlord, Tenant shall deliver to Landlord certificates of insurance, showing that the insurance required to be maintained pursuant to the foregoing provisions of this Section 13(b) is in force and will not be modified or canceled without 30 days prior written notice being furnished to Landlord. Thereafter, not less than 30 days prior to the expiration or termination of each such policy, Tenant shall furnish to Landlord certificates showing renewal of, or substitution for, policies which expire or are terminated.  The insurance to be maintained by Tenant pursuant to this Section 13(b) may be effected either by blanket or umbrella policies.

(c)  Waiver of Subrogation.  A party shall have no claim against the other or the employees, officers, directors, managers, agents, shareholders, partners or other owners of the other for any loss, damage or injury which is covered by insurance carried by such party and for which recovery from such insurer is made, notwithstanding the negligence of either party in causing the loss.  The foregoing waiver and release shall not apply, however, to any damage caused by intentionally wrongful actions or omissions. Each party represents that its current insurance policies allow such waiver.  Neither Landlord nor Tenant shall obtain or accept any insurance policy which would be invalidated by or which would conflict with this paragraph.

14.  INDEMNIFICATION

Except as may otherwise be provided in this Lease, Tenant shall indemnify and hold harmless Landlord, its employees, officers, directors, managers, agents, shareholders, partners or other owners from and against any and all third-party claims arising from or in connection with: (i) the conduct or management of the Premises or of any business thereon, or any condition created in or about the Premises during the term of this Lease, unless created by Landlord or any person or entity acting at the instance of Landlord; (ii) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their employees, officers, directors, managers, agents, shareholders, partners or other owners, invitees or contractors; (iii) any accident or injury or damage whatever, not caused by Landlord or any person or entity acting at the instance of the Landlord occurring in, at or upon the Premises.  Tenant shall have the right to assume the defense of any such third-party claim with counsel chosen by Tenant or by Tenant’s insurance company.  Tenant shall not be responsible for the fees of any separate counsel employed by the Landlord.

15.  OPTIONS TO PURCHASE

Right of First Refusal.  Should Landlord during the Term enter into an agreement to sell the Premises, or any portion thereof, (“Sales Agreement”) Landlord shall provide to Tenant a written notice of intent to sell (“Notice”) with a copy of the Sales Agreement.  Tenant shall have and may exercise an option to acquire the Premises, or the portion thereof subject to the Sales Agreement, on the same terms and conditions, other than as to the identity of the purchaser and date for closing, as are set forth in the Sales Agreement.  If Tenant does not within 30 days after receiving the Notice and copy of the Sales Agreement give Landlord written notice of Tenant’s intention to exercise such option, then subject to and as provided by the Sales Agreement Landlord may sell the Premises or portion thereof covered by the Sales Agreement by no later than the 150th day after receipt by Tenant of the Notice and copy of the Sales Agreement.  If Landlord does not timely so sell the Premises or varies the terms of the Sales Agreement, Landlord shall again comply with the terms of this Section 15 as if no Notice had ever been given.  If Tenant timely notifies Landlord of its intent to exercise such option, then at such time as Tenant may specify, but no later than 90 days following receipt by Landlord of such notice from Tenant, and at such place within the city or town where the Premises is located as Tenant may specify, or such other place and time and Landlord and Tenant may agree, Tenant shall exercise its option by purchasing, and Landlord shall sell to Tenant, the Premises or portion thereof subject to the Sales Agreement.

16. ENVIRONMENTAL MATTERS

(a)  Definitions.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Condition” means any condition with respect to the Environment on or off the Premises, whether or not yet discovered, which could or does result in any Environmental Damages, including, without limitation, any condition resulting from the operation of any business that is or was conducted on the Premises by Landlord or Landlord’s predecessors, lessees, sublessees or occupants of the Premises other than Tenant, or on the property of any other property owner or operator in the vicinity of the Premises, or which could or does result from any activity or operation conducted by any person or entity on or off the Premises.

“Environmental Damages” means all claims, judgments, damages ( including punitive and consequential damages), losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, and the costs and expenses of remediation, any of which are incurred at any time as a result of (i) the existence of an Environmental Condition on, about or beneath the Premises or migrating to or from the Premises, (ii) the Release or Threat of Release of Hazardous Substances into the Environment from the Premises or (iii) the violation or threatened violation of any Environmental Law with respect to the Premises, regardless of whether the existence of such Hazardous Substances or the violation or threatened violation of such Environmental Law arose prior to, on or after the Commencement Date, and including without limitation:

(i)  damages for personal injury, disease or death or injury to property or the Environment occurring on or off the Premises, including lost profits, consequential damages, and the cost of demolition and rebuilding of any improvements;

(ii)  diminution in the value of the Premises, and damages for the loss or of restriction on the use of the Premises;

(iii)  fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with investigation, cleanup and remediation, including the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal, abatement, containment, closure, restoration or monitoring work; and

(iv)  liability to any person or entity to indemnify such person or entity for costs expended in connection with the items referred to in this paragraph.

“Environmental Laws” means all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials, substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials, substances or wastes, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et. seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et. seq.; The Clean Air Act, 42 U.S.C. §7404 et. seq., the Occupational Safety and Health Act of 1970, each as amended, and any comparable law of the state in which the Premises is located;

“Hazardous Substance” means any (i) substance, gas, material or chemical which poses or may pose a hazard to human health or safety, (ii) toxic substance or hazardous waste, substance or related material, or any pollutant or contaminant, (iii) asbestos, urea formaldehyde foam insulation, petroleum and petroleum by-products, polychlorinated dibenzo-p-dioxins, polychlorinated dibenzofurans or polychlorinated biphenyls which, in each case, is now or hereafter subject to Environmental Law or (iv) and any other substances defined as "hazardous wastes", "hazardous substances", "toxic substances", "pollutants", "contaminants", or other similar designations, or any other material, the removal, storage or presence of which is regulated or required and/or the maintenance of which is regulated or penalized by Massachusetts General Laws Chapter 21E; The Massachusetts Contingency Plan, 310 CMR 40.00 et seq.; the Resources Conservation Recovery Act, 42 U.S.C. 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601, et seq.; the Clean Water Act, 33 U.S.C. 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300(f)-300(j) - 10; the Clean Air Act, 42 U.S.C. 7401, et seq.; and rules adopted under such statutes, as well as any permits or licenses issued under such statutes and rules or any other local, state or federal agency, authority or governmental unit.

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, disposing, or other entering into the Environment of any Hazardous Substance, whether known or unknown, intentional or unintentional.

“Threat of Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release and which is required under the Environmental laws.

(b)  Representations and Warranties.  Landlord represents and warrants to Tenant that, unless otherwise disclosed on Schedule C:

(i)   Landlord has no material documents in its possession concerning any Environmental Condition, and Landlord is not aware of any material information relating to any Environmental Condition of the Premises.

(iii)  During Landlord’s ownership of the Premises:

(A) Landlord has not installed any above ground or underground tanks for storage of Hazardous Substances (“Storage Tanks”) at the Premises, nor were any Storage Tanks located at the Premises prior to the time Landlord acquired ownership of the Premises.  The Premises do not presently contain and never have contained and are presently free from any underground tanks or pipes ancillary to underground or above-ground tanks (collectively "Tanks"), on the Property, except as disclosed on Schedule C hereto.  To the extend there are any Tanks disclosed on Schedule C, such Tanks shall have been properly removed or shall have been legally and property de-commissioned and abandoned and Landlord shall provide written verification of such proper removal or de-commissioning and abandonment within 10 days prior to the Commencement Date.

(B)  It has not received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action, relating to the presence or alleged presence of Hazardous Substances in, under or upon the Premises, or that may have migrated from the Premises and there is no basis for any such notice or action.  There are no pending, or to Landlord’s knowledge, threatened, actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to any Environmental Laws.

(C)  Landlord has not notified or been made aware of any notice to any environmental agency of a Release at the Premises.

(D)  Landlord has not disposed of any Hazardous Substances at the Premises or sent, transported, caused the transportation of or disposed of any waste materials that are not Hazardous Substances, at the Premises.

(E)  Landlord, during its ownership and operation of the Premises, has disposed of all wastes it generated from operations conducted at the Premises in compliance with applicable laws and only at off-Premises facilities reasonably believed by Landlord to have necessary permits and approvals.

(F)  Landlord has during its ownership and operation of the Premises maintained or kept all records required by law to be maintained or kept relating to the generation, storage, treatment, release and/or disposal of Hazardous Substances.

(G)   Landlord has no knowledge of any Release at the Premises.

(c)  Environmental Indemnities.  Landlord shall indemnify and hold harmless Tenant and any Tenant Indemnitees against any and all Environmental Damages. Tenant shall indemnify Landlord against any loss, cost, damage, claim or expense to Landlord arising out of or related to the presence, use, handling, discharge, release or disposal of Hazardous Substances on, in, under, to or from the Premises introduced by Tenant onto the Premises, provided that Landlord shall have the burden of proving that any such loss, cost, damage, claim or expense arose on account of Hazardous Substances introduced by Tenant onto the Premises.

17.  DAMAGE AND DESTRUCTION

In case of damage to or destruction of the Premises or any part thereof by any cause whatever, if Tenant cannot continue the operation of its business in the same manner as prior to such damage or destruction, Tenant by a written notice to Landlord may terminate this Lease unless Landlord, within 20 days following such damage or destruction, has agreed to reconstruct the Premises.  Following such damage or destruction and unless and until the termination of this Lease, this Lease shall remain in full force and effect and Tenant shall continue the operation of its business at the Premises if and to the extent the Tenant determines, in Tenant’s good faith judgment, that it is reasonably practical to do so.  If Landlord agrees to reconstruct the Premises and Tenant does not terminate the Lease on account of such damage or destruction as aforesaid (a) Landlord shall abate and forgive Rent payments which become due from the time of such damage or destruction through the course of the reconstruction to reflect the extent to which Tenant does not conduct its business operation at the Premises, (b) the lease term shall continue and the parties shall continue to be bound by this Agreement, and (c) Landlord shall commence such reconstruction as soon as possible and diligently prosecute such reconstruction through completion.  Notwithstanding the foregoing, if Tenant does not elect to terminate, Tenant shall have the right to require Landlord to reconstruct the Premises, in which event the provisions of “(a), (b) and (c) of the preceding sentence shall apply and the building insurance proceeds shall be held for such purpose.

18. CONDEMNATION

(a)  Notice.  Landlord and Tenant shall each notify the other if it becomes aware that there will or might occur a taking of any portion of the Premises by condemnation proceedings or by exercise of any right of eminent domain (each, a “Taking”).

(b)  Termination of Lease.  In the event of the Taking of the entire Premises, this Lease shall terminate as of the date of such Taking.  If there occurs a Taking of a portion of the Premises such that the remainder of the Premises shall not, in Tenant’s reasonable opinion, be adequate and suitable for the conduct of Tenant’s business as conducted prior to such Taking, then Tenant may, at its option, terminate this Lease.

(c)  Continuation of Lease.  If there is a Taking of a portion of the Premises and this Lease is not terminated pursuant to Section 18(b) hereof, then this Lease shall remain in full force and effect, except that appropriate adjustments shall be made to, and in respect of, the Premises and Rent, and Landlord shall proceed with due diligence to perform any work necessary to restore the remaining portions of the Premises to the condition that they were in immediately prior to the Taking, or as near thereto as possible.

(d)  Condemnation Award.  Any award resulting from any Taking of the Premises for the value of Tenant’s leasehold prior to the Taking, or Tenant’s personal property, fixtures, relocation costs or loss of goodwill shall be the property of Tenant.  All of any award resulting from any such Taking not specifically reserved to Tenant shall be the property of Landlord.

19.  DEFAULT BY LANDLORD

Notwithstanding any other provision of this Lease, if the Landlord by any act or omission in breach or default of this Lease renders the Premises or any portion thereof untenantable or unfit for Tenant’s business operations, then (a) if such untenantability or unfitness continues for a period of five consecutive days after Tenant notifies Landlord in writing thereof, all Rent shall abate for the period that the Premises remain untenantable or unfit to the extent that the Premises have been rendered untenantable or unfit; and (b) if such untenantability or unfitness continues for a period of 30 consecutive days after Tenant notifies Landlord in writing thereof, Tenant may (i) terminate this Lease at any time thereafter by delivering written notice to Landlord thereof, or (ii) cure same and deduct the cost from Rent.

20.  DEFAULT BY TENANT

It shall constitute an Event of Default if Tenant shall fail to perform or comply with any term of this Lease, including the payment of Rent, and such failure shall in the case of a default in the payment of rent continue for a period of 10 days (30 days for all other defaults) after Tenant’s receipt of written notice thereof from Landlord specifying such failure and requiring it to be remedied; provided, however, that if any such failure, other than the failure to pay Rent, cannot with due diligence be remedied by Tenant within a period of 30 days, if Tenant commences to remedy such failure within such 30 day period and thereafter prosecutes such remedy with reasonable diligence, the period of time for remedy of such failure shall be extended so long as Tenant prosecutes such remedy with reasonable diligence. Following the occurrence of any Event of Default, Landlord may terminate this Lease and have immediate possession of the Premises, in addition to any other remedies allowed by law.

21.  SURRENDER; HOLDOVER

At the end of the Term or upon termination of this Lease, whichever first occurs, Tenant shall quit and surrender possession of the Premises to Landlord vacant and broom clean.  If Tenant remains in possession of the Premises after the end of the Term, then Tenant shall be deemed to be a tenant from month to month only, under all of the same terms and conditions of this Lease then in effect, except as to the duration of the Term.

22.  BROKERAGE

Landlord and Tenant each represents and warrants to the other that it had no conversations or negotiations with any broker or finder concerning the consummation of this Lease. Landlord and Tenant shall each indemnify and hold harmless the other from and against any claims for brokerage commissions or finder’s fees (together all related expenses, including, without limitation, reasonable attorneys’ fees) resulting from or arising out of any conversations or negotiations had by it with, or any agreement between it and, any broker or finder in connection with this Lease, other than a broker identified above.  In the event there is a broker, Landlord shall pay all brokerage commissions.

23.  ASSIGNMENT AND SUBLETTING

Except as set forth herein, Tenant shall not assign this Lease without the Landlord’s prior written consent, which consent, however, shall not be unreasonably withheld nor delayed.  Notwithstanding the foregoing, Tenant may, without the Landlord’s consent: (a) sublet not more than 50% of the Premises; (b) assign or sublet this Lease to any entity or affiliate more than 50% owned or controlled by Tenant, to any entity which owns or controls more than a 50% interest in Tenant or to any entity under common control with Tenant.  A merger or consolidation to which Tenant or any successor to Tenant is party shall not constitute an assignment requiring consent of Landlord.

24.  MISCELLANEOUS

(a)  Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises is located.

(b) Certain Definitions.

“Including” means including without limitation.

 “Tenant Indemnitee” means any corporation, individual or other entity (a) of which Tenant is a direct or indirect subsidiary of any tier, or that directly or indirectly controls Tenant, (b) that is a direct or indirect subsidiary of any tier of Tenant, or (c) that is under direct or indirect common control with Tenant.

(c) Indemnification Matters Involving Third Parties.  With respect to the obligation of either party to indemnify pursuant to this Lease:

(1)
If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from the Indemnified Party by a third party, Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced.  After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including, but not limited to, the posting of such bond or other security as may be required by any governmental authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.  Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

(a)	take such action as the Indemnifying Party may reasonably request in connection with such action,

(b)	allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

(c)	render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

(2)
In any action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but, in the event the Landlord is the Indemnified Party, Landlord shall have the right to retain only one counsel on behalf of all the Landlord; but the fees and expenses of such counsel shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of all parties by the same counsel would be inappropriate due to actual or potential conflict of interests between them.

(3)	An Indemnifying Party shall not be liable under this lease for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

(4)
The Indemnifying Party may settle any claim without the consent of the Indemnified Party, but only if the sole relief awarded is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the Indemnifying Party under this Agreement.

(d)  Consents and Approvals.  If, pursuant to any provision of this Lease, the consent or approval of either party is required to be obtained by the other party, then, unless otherwise provided herein, the party whose consent or approval is required shall not unreasonably withhold, condition or delay such consent or approval.

(e)  Rights and Remedies.  All rights and remedies of either party expressly set forth herein are intended to be cumulative and not in limitation of any other right or remedy set forth herein or otherwise available to such party at law or in equity.  Notwithstanding the foregoing, in no event shall either party be liable to the other for consequential or punitive damages, except as otherwise provided in this Lease.

(f)  No Waiver.  The failure of either party to seek redress for a breach of, or to insist upon the strict performance of any covenant or condition of this Lease, shall not prevent a subsequent act which would have originally constituted a breach from having all the force and effect of an original breach.  The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord.  The payment by Tenant of Rent with knowledge of the breach of any covenant of this Lease by Landlord shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Tenant unless such waiver is in writing and signed by Tenant.

(g)  Successors and Assigns.  Each and all of the terms and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, and their heirs, legal representatives, successors and assigns.  Any sale or transfer of the Premises by Landlord during the term of this Lease shall be made by an instrument that expressly refers to this Lease as a burden upon the Premises.

(h)  Recording.  Tenant may record this Lease, a short form thereof, or a memorandum thereof.  Landlord will cooperate with Tenant in the execution and delivery of such documents (including a memorandum or short form of this lease or comparable documents) as may be required to effectuate the foregoing in accordance with the requirements, customs and practices governing such recordation.

(i) Notices.  All notices required hereunder shall be in writing and shall be effective when delivered to the address set forth below (or to such other addresses as either party may subsequently designate).

TENANT:

S&A Purchasing Corp.
c/o Universal Supply Group, Inc.
275 Wagaraw Road
Hawthorne, NJ  07506
Attn: Mr. William Pagano

LANDLORD:

S&A Realty, Inc.
c/o Brian Mead
8 Hillside Avenue
Gr. Barrington, MA 01230

(j)  Entire Agreement; Modifications.  This Lease contains the entire agreement between the parties concerning the matters set forth herein and may not be modified orally or in any manner other than by an agreement in writing signed by all the parties hereto or their respective successors in interest.  Notwithstanding the foregoing, Tenant’s remedies hereunder and under the Stock Acquisition Agreement shall be cumulative and not exclusive.

(k)  Joint and Several Obligations.  If Landlord includes more than one person or entity, the obligations shall be joint and several of all such persons and entities.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

S&A REALTY, INC.		S&A PURCHASING CORP.
By:	/s/ Brian Mead	By:	/s/ William Pagano
	Brian Mead, President		William Pagano, President

Great Barrington
40 Maple Avenue
Schedule A

DESCRIPTION OF PREMISES

The following described land in Berkshire County, State of Massachusetts, commonly referred to as 40 Maple Avenue, together with all buildings thereon and appurtenances thereto:

Consisting of approximately 3,290 square feet located at 40 Maple Avenue, Great Barrington, Massachusetts, as further described in Schedule A-1 annexed hereto.

Great Barrington
40 Maple Avenue
Schedule B

ADDITIONAL PROVISIONS TO LEASE

Annual Fixed Rent in Initial Term and Renewal Terms

1.
The “Annual Fixed Rent” for the first year of the Initial Term shall be the sum of forty thousand dollars ($40,000) per year, or three thousand three hundred thirty three dollars and thirty three cents ($3,333.33) per month.

2.	Every year, starting with the second year, the Annual Fixed Rent shall be adjusted upward, but never decreased, pursuant to the provisions hereof.

3.	For the purposes of this Schedule, the following terms have the following meanings:

“Index”
The Consumer Price Index—All Urban Consumers for New York-Northern New Jersey-Long Island, NY-NJ-CT-PA—All Items, published by the United States Bureau of Labor, and any successor thereto (1982 – 1984 = 100)

“Base Month”	September 2007

“Comparison Month”	September 2008 and every September thereafter

4.
The Annual Fixed Rent for the second year of the Initial Term shall be forty thousand dollars ($40,000) per year, increased by the percentage of increase of the Index of the Comparison Month (September 2008 and every September thereafter) over the Base Month (September 2007).

Example

Assume that the Index for September 2008 shows a three percent (3%) increase over the Index for September 2007.  The Annual Fixed Rent for the second year is forty one thousand two hundred dollars ($41,200).

5.
The same procedure shall be followed every year throughout the Initial Term and the Renewal Terms, with the applicable percentage of increase to be multiplied times the Annual Fixed Rent for the year just concluded.

6.
Because the Index is not published until after the close of a month, the adjustment in Annual Fixed Rent shall be made when the Comparison Month’s Index is published and Landlord presents to Tenant the comparison figure and computation of adjustment of Annual Fixed Rent; and any increase for months already lapsed since the end of the prior year shall be added to the next installment of Annual Fixed Rent.

7.	In the event that the Index is discontinued, the parties shall agree upon an equivalent and substituted Index to be applied in the same manner.

LANDLORD:		TENANT:

S&A REALTY, INC.		S&A PURCHASING CORP.

By:	/s/ Brian Mead	By:	/s/ William Pagano
	Brian Mead, President		William Pagano, President

Great Barrington
40 Maple Avenue
Schedule C

Underground Tanks or Pipes Ancillary to Underground or Above-Ground Tanks

This Agreement, dated September 10, 2007 (the “Agreement”), is entered into by and among S&A Realty, Inc. (“Landlord” or “S&A Realty”), S&A Purchasing Corp. (“Tenant” or “S&A”), a New York corporation and Colonial Commercial Corp. (“Colonial”), a New York corporation and the sole shareholder of S&A.

Landlord and Tenant entered into that certain lease agreement dated September 10, 2007 for the premises located at 40 Maple Avenue, Great Barrington, Massachusetts (the “Lease Agreement”) in connection with the purchase by S&A of the assets set forth in that certain Asset Purchase Agreement dated by and among S&A, S&A Realty and the other signatories thereto.

For good and valuable consideration received by each party from the other, the parties covenant and agree as follows:

In the event Tenant fails to perform any of its obligations in accordance with the terms of the Lease Agreement, Landlord shall provide Tenant written notice (“Failure Notice”) specifying such failure and requiring such failure be remedied in accordance with the terms of the Lease Agreement.  Colonial hereby agrees to perform such failed obligation on behalf of the Tenant in the event Tenant shall have failed to remedy such failure in accordance with the prior sentence and Landlord provides Colonial with a written notice specifying the obligation that Tenant failed to cure along with a copy of the Failure Notice.

In the event Tenant contests any of the matters set forth in a Failure Notice, Tenant and Landlord shall resolve such dispute exclusively by arbitration by the American Arbitration Association in Great Barrington, Massachusetts. Notwithstanding anything set forth in this Agreement, in the event a Failure Notice is arbitrated in accordance with this subsection, Colonial’s obligations under this Agreement shall be subject to the finding of Tenant’s failure to perform by such arbitration.

(REST OF PAGE INTENTIONALLY LEFT BLANK)

LANDLORD:		TENANT:		COLONIAL:

S&A REALTY, INC.		S&A PURCHASING CORP.		COLONIAL COMMERCIAL CORP.

By:	/s/ Brian Mead	By:	/s/ William Pagano	By:	/s/ William Pagano
Name:	Brian Mead	Name:	William Pagano	Name:	William Pagano
Title:	President	Title:	President	Title:	Chief Executive Officer

Great Barrington
40 Maple Avenue

Lease Addendum
Number 1

Landlord and Tenant agree that any environmental hazard, including but not limited to contamination or hazardous waste, caused by or related to the disclosures in the environmental reports dated August 20, 2007 and September 7, 2007, attached hereto, shall be the sole liability of the Landlord.

LANDLORD:		TENANT:		COLONIAL:

S&A REALTY, INC.		S&A PURCHASING CORP.		COLONIAL COMMERCIAL CORP.

By:	/s/ Brian Mead	By:	/s/ William Pagano	By:	/s/ William Pagano
Name:	Brian Mead	Name:	William Pagano	Name:	William Pagano
Title:	President	Title:	President	Title:	Chief Executive Officer

William L. Going & Associates, Inc.
ENVIRONMENTAL SITE INVESTIGATION-REMEDIATION

38 Chapel Court
Pine Bush, New York 12566
Tel. 845-744-3705
Fax. 845-744-5464
E-mail: budgoing@frontiernet.net
August 20, 2007

Mr. William Pagano, President
Universal Supply Group Inc.
275 Wagaraw Road
Hawthorne, New Jersey 07506

RE: Summary of Findings for Phase I Environmental Site Assessment
       Commercial Property 20 and 40, Maple Avenue, Great Barrington, Massachusetts

Dear Mr. Pagano:

At your request, William L. Going & Associates, Inc. is conducting a Phase I ESA of commercial property situated at 20 and 40, Maple Avenue, Great Barrington, Massachusetts. We have determined that there are “recognized environmental conditions” onsite and that there should be some additional investigation in order to determine whether or not these conditions have caused any significant impact to subject property.

Specifically, historical sources indicate that a 6,000 gal. underground fuel oil storage tank (UST) and a 2,000 gal. fuel oil UST were reportly closed in place in 1992 without any documentation of soil conditions before or after UST removal. We also find one (1) 275 gal. aboveground fuel oil storage tank (AST) and one (1) 330 gal. fuel oil AST in service at subject property (without any means of secondary containment).

These “recognized environmental conditions” represent potential environmental liability until they have been thoroughly investigated. We recommend the installation of strategic test pits and/or soil borings and subsequent soil and/or groundwater analysis.

We will issue the complete Phase I ESA (with attachments) in about two weeks. Meanwhile, if there are any technical questions for us, or if further elaboration is required, please do not hesitate to contact us at (845) 744-3705. Thanks for the opportunity to be of service.

Sincerely,

/s/ William L. Going

William L. Going, Principal

William L. Going & Associates, Inc.
ENVIRONMENTAL SITE INVESTIGATION-REMEDIATION

38 Chapel Court
Pine Bush, New York 12566
Tel. 845-744-3705
Fax. 845-744-5464
E-mail: budgoing@frontiernet.net
September 7, 2007

Mr. William Pagano, President
Universal Supply Group Inc.
275 Wagaraw Road
Hawthorne, New Jersey 07506
E-mail: wpagano@usginc.com

RE:           Phase I Environmental Site Assessment: “S&A Supply Inc.”
            20 & 40 Maple Avenue, Great Barrington, Massachusetts

Dear Mr. Pagano:

William L. Going & Associates, Inc. is pleased to submit this Phase I Environmental Site Assessment of commercial properties situated at 20 and 40 Maple Avenue, Great Barrington, Berkshire County, Massachusetts. This assessment has been conducted pursuant to ASTM E1527-05. The objective of this assessment was to identify "recognized environmental conditions" associated with a range of contaminants within the scope of Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and petroleum products. The term "recognized environmental conditions" means the presence or likely presence of any hazardous substances or petroleum products on a property under conditions that indicate an existing release, a past release, or a material threat of a release into the structures on the property or into the ground, groundwater, or surfacewater of the property.  This assessment is not intended to address de minimus conditions that generally do not represent a material risk of harm to public health or the environment and generally would not be the subject of enforcement action if brought to the attention of appropriate regulatory agencies.

Included in this letter report under the heading "Attachment A" are topographic area map, neighborhood aerial photograph, municipal tax map, photographs of the property, portion of assessor’s file, historical USGS topographic area maps (1897, 1946, 1995), Sanborn® Fire Insurance Maps (1923, 1947), historical aerial photographs (1942, 1952, 1970, 1987, 2006), a Massachusetts Department of Public Safety, Division of Fire Prevention tank removal permit (1992), a city directory compiled by Environmental FirstSearch™ (August 2007), an Environmental Questionnaire completed by Mr. Brian Mead (August 2007), and an environmental database compiled by Environmental FirstSearch™ (August 2007).

Phase I Site Inspection

Subject properties are located at 20 and 40 Maple Avenue, Town of Great Barrington, Berkshire County, Massachusetts [topographic map, tax map, and photos]. 20 Maple Avenue [22.0-0-2], herein called Lot 2, is 1.63 acres in size, irregular in shape, and generally level. Lot 2 is classified as commercial; more specifically, retailplumbing supplies, in the Town of Great Barrington Assessment Role. 40 Maple Avenue [22.0-0-6], herein called Lot 6, is 0.36 acre in size, irregular in shape, and slopes gently northwest to southeast. Lot 6 is classified as commercial; more specifically, retailstore, plumbing fixtures, in the Town of Great Barrington Assessment Role. No portion of subject is federal, state, or tribal land.

Nearby land use and improvements are residential and commercial along a mixed-use corridor. Adjacent property includes: Roy Birches Funeral Home to the north, residential and commercial (Agway) to the south, residential and commercial (former Condor Chevrolet, Dunkin Donuts, Strip Mall) to the east, and the Housatonic Railroad tracks and residential property to the west. There does not appear to be any property directly upgradient of subject that would threaten or compromise the environment of subject. No "recognized environmental conditions" were obvious on adjacent land; however, we observed deposits of discarded bagged trash, used tires, scrap metal and wood, and two scrap auto gasoline tanks on the Condor Chevrolet property.

Lot 2 is improved with four commercial buildings, which provide retail and storage space for S&A Supply Inc. (plumbing/electrical wholesaler). We observed a paved outdoor storage yard that contained piping, new 275 gal. fuel oil tanks (for retail sale), and electrical wire. A paved driveway provides access from Massachusetts Avenue to the storage yard and buildings. Lot 6 is improved with one commercial building, which houses a plumbing fixture showroom for S&A Supply Inc. A paved driveway provides access from Massachusetts Avenue to a paved parking area.

Lot 2 contains the main commercial building and three supporting warehouses. The main building, herein called Building 1, is a 2-story wood frame structure over slab and crawl space. This building is serviced by municipal water and sewer systems and electric utilities, and is heated with fuel oil. The structure houses offices, racks of plumbing and electrical supplies, and sales counter space for S&A Supply.

The first warehouse, herein called Building 2, is a 1-story “pole barn” style building over concrete slab. This building is serviced by electric utilities but is not heated. This structure houses racks of plumbing supplies.

The second warehouse, herein called Building 3, is a 1-story “pole barn” style building over asphalt. This building [situated in the northeast corner of the site] is serviced by electric utilities but is not heated. This structure houses racks of plumbing and electrical supplies.

The third warehouse, herein called Building 4, is a 1-story structure situated in the southeast corner of the site. It can be described as a shed attached to a warehouse. The shed is a wood frame building over a concrete slab; the warehouse is a pre-engineered metal building over a concrete slab. This structure is serviced by electric utilities and is heated with fuel oil.

Solid waste generated at the site is best characterized as commercial garbage, including paper, cardboard, and wood packing material, all of which is removed by Allied Waste Services. Based on the age of Building 1, it is possible that painted surfaces contain lead-based paint and that the roofing materials contain asbestos. Painted surfaces were in good condition and the roofing materials were non-friable.

Lot 6 contains a plumbing fixture showroom. The plumbing fixture showroom is a converted assemblage of 1 ½ -story residence, a 1-story garage and a connecting addition. These structures are wood frame construction. The showroom is serviced by municipal water and sewer systems and electric utilities, and is heated with fuel oil and/or natural gas.

We observed three (3) aboveground fuel oil storage tanks (ASTs) onsite; specifically, Building 1 is serviced by a 275 gal. AST, Building 4 is serviced by a 330 gal. AST, and the showroom is serviced by a 275 gal. AST. There was no secondary containment associated with any of the ASTs. There were no noticeable leaks or drips or stains in the vicinity of the ASTs.

We observed small containers of adhesives, cleaners, sealers, and water treatments packaged for retail sale, and there were no noticeable leaks from any of these containers.

We observed floor drains in the north section of Building 1. The owner reports that the north section is the original section of the building, which was historically utilized for the storage and transportation of raw milk, and he asserts that the drains are connected to the municipal sewer.

The owner (Mr. Mead) reports that there are no underground chemical storage tanks or drywells or sumps or pits on the property, and we did not observe evidence of such. There is no current or historic evidence of generation, storage or disposal of hazardous chemical waste onsite. There was no obvious sign of significant chemical release to the site or to the local environment.

Site History and Other Relevant Information

We examined the Town of Great Barrington Assessor’s records, Great Barrington Building Department records, Great Barrington Health Department records, historical USGS topographical area maps, historical Sanborn® Fire Insurance Maps, historical aerial photographs and historical city directories. We interviewed the Building Inspector (Edwin A. May), the Fire Chief (Harry Jennings), the Health Department Agent (Mark Pruhenski), and the owner of S&A Supply and subject property (Brian Mead). This work serves to establish that Lot 2 was improved in 1930 with the construction of the north section of Building 1. Prior to 1930, Lot 2 was apparently an unimproved lot. Lot 6 was improved in 1850 with the construction of the majority of the converted residence we see today. Prior to 1850, Lot 6 was apparently an unimproved lot.

Municipal records establish ownership of Lot 2 as follows: Mr. Collins prior to 1924, Dairymen’s League Co-Operative Inc. in 1924, Dairylea Co-Operative Inc. and Richard J. Aloisi in 1972, and current owner S&A Supply Inc. in 1976. Municipal records also indicate that Lot 2 was improved with the construction of the north section of Building 1 in 1920, the central section of Building 1 in the mid 1970s, the warehouse portion of Building 4 in 1978, Building 3 in 1981, Building 2 and the south section of Building 1 in 1989.

Municipal records establish ownership of Lot 6 as follows: Henry J. Van Lennep prior to 1984, Elaine N. Allen in 1984, and current owner S&A Supply Inc. in 1995. Municipal records also indicate that the residence was remodeled in 1981. The owner indicated that the showroom was renovated in May 2007.

The 1897 issue of the USGS area map depicts Lot 2 and north adjacent property as unimproved land; Lot 6, south, and east adjacent property as residential, and west adjacent property as a New York, New Hampshire & Hartford Railroad (Berkshire Division). The 1946 issue of the USGS area map depicts the north section of Building 1 on Lot 2, and Lot 6 and adjacent property as largely unchanged.

Sanborn® Fire Insurance Maps (1923 and 1947) were reviewed. The 1923 map presents Lot 2 and north adjacent as undeveloped, Lot 6 as residential with three auxiliary structures (i.e. garages and or sheds), south adjacent property as “Colonial Inn”, west adjacent property as “N.Y. N.H. & H. RR” (New York, New Hampshire & Hartford Railroad), and east adjacent as residential. The 1947 map presents Lot 2 as improved with three structures: a non-descript auxiliary building, a building labeled “Grains” with occupant listed as “Eastern States Farmers Exchange”, and the north section of Building 1 labeled “Dairy” with occupant listed as “Dairymen’s League”. The 1947 map also presents Lot 6 as residential and adjacent property as largely unchanged.

Historic aerial photos (1942, 1952, 1970, 1986, and 2006) were also carefully reviewed. Lot 2 featured one structure in 1942 and three structures in 1952. These aerials also establish that Lot 6, south, and east adjacent properties were improved (apparently residential), west adjacent property was a railroad right-of-way, and north adjacent property was wooded and undeveloped. The 1970 aerial photo was not clear or useful. The 1987 aerial establishes that Lot 2 was improved with three structures (north and central sections of Building 1, Building 3, and warehouse section of Building 4) and that Lot 6 was unchanged. This photo establishes that north adjacent property was improved with two structures, south adjacent property was improved with one structure that appears similar to the present Agway building, east adjacent property was improved with one structure that appears similar to the present auto dealership, and west adjacent property as railroad right-of-way. The 2006 aerial depicts the addition of Building 2, the shed portion of Building 4, and the south portion of Building 1 on Lot 2. This aerial depicts Lot 6 and adjacent property as largely unchanged, except for another addition to the structure that appears similar to the present Agway building.

Historic site-specific city directories (1907, 1913-14, 1920-21, 1926-28, 1932-34, 1940 42, 1947-49, 1955-56, 1963-64, 1992, 1997, 2002, and 2007) compiled by Environmental FirstSearch™ were also reviewed. These city directories provide a property occupant/use list for subject and four addresses “up” and “down” Massachusetts Avenue. The city directories indicate that Lot 2 (20 Maple Ave.) was not listed from 1907 through 1992, but was occupied by S&A Supply Inc. from 1992-2007. Lot 6 (40 Maple Ave) was listed as vacant in 1907 and residential from 1913-1992. Businesses along Maple Avenue included Central Dairy Co and Eastern States Farmers Exchange in the 1932; Dairyman’s League Cooperative Association Inc. from 1940-1954; and Dairyman’s League Cooperative Association Inc. Milk in 1963. South adjacent properties were occupied by Mrs. Ella M. Stiles Boarding & Lodging in 1907, Colonial Inn in 1913, Collins Inn in 1920, Colonial Inn and John B. Hyatt in 1926, Hotel Bartime and William E. Darling in 1932, Coach Lamp Inn and multiple residences and Eastern States Farmers Exchange in 1940, Colonial Inn, Albert E. Martin and Eastern States Farmers Exchange in 1947; The Berkshire Chalet Inn and Eastern States Farmers Exchange in 1963; and Agway Inc. from 1992-2007. East adjacent property was not listed from 1907-1963, but was occupied by Condor Rental Co. in 1992, Condor Chevrolet in 1997, and Condor Chevrolet Pontiac Buick Oldsmobile in 2007. West adjacent property was occupied by N.Y., N.H & H. RR Crossing from 1907-1920, and N.Y., N.H & H. RR Crosses at Grade in 1926. North adjacent property was not listed in city directories.

The Building Inspector, the Fire Inspector, and the Health Department Agent indicated that neither they nor their departments have knowledge of any "recognized environmental conditions" associated with subject property. Building Department files contain reports of building code inspections, various building permits, and “certificates of occupancy”. Site-specific building and health department files did not contain any reference to hazardous chemicals or petroleum products. Site-specific fire department files did not contain any reference to hazardous chemicals, but did contain a detailed permit to close-in-place one 6,000 fuel oil UST and one 2,000 gal. fuel oil UST.

The owner (Mr. Mead) informed us that there are two (2) closed-in-place, former underground fuel oil storage tanks (6,000 and 2,000 gal.) partially situated under the central section of Building 1. Mr. Mead provided us with a copy of a Massachusetts Department of Public Safety, Division of Fire Prevention permit application for tank removal. This application, Fire Department Identification Number 03113, dated July 8, 1992, listed the applicant as Joe Wilkinson Excavating, Inc., and was approved by Great Barrington Fire District Chief Cavanaugh.  The application indicates that the substance lasted stored in the tanks was fuel oil, and provides a site sketch showing the approximate location of the two USTs in relation to Building 1. The sketch contained the following note: ‘Two fuel oil tanks located under main building were filled in place with a concrete slurry mix’. There are no records or soil chemistry data available; soil condition in the vicinity of these USTs is undocumented.

Mr. Brian Mead informs us that he is not aware of any environmental liens, engineering controls, or institutional controls associated with the property. Mr. Mead further informs us that S&A Supply has utilized Lot 2 since 1976 and Lot 6 since 1995. Mr. Mead asserts that he has no specific knowledge of generation, storage or disposal of hazardous chemicals, or chemical spills, or obvious indicators of contamination, or environmental cleanups at subject property.

MADEP and USEPA databases have been examined for reports of hazardous chemical spills or releases within one mile of subject property and for potential sites that may have impacted subject property. There is one Comprehensive Environmental Response Compensation and Liability Information System (CERCLIS) no Further Remedial Action Planed (NFRAP) site, one Resource Conservation and Recovery Act Corrective Action Generator (RCRAGN), twenty-one sites with known chemical or petroleum contamination (STATE), twenty-nine reported spills (SPILLS), eleven reported leaking tanks (LUST),  two registered facilities with underground storage tanks (REG UST), ten facilities listed in the Area of Critical Environmental Concern (STATE ACEC), four facilities listed in the Facility Index System (FINDS), one facility listed in the Hazardous Material Incident Response System (HMIRS), and two facilities reporting releases of less than reportable volumes (OTHER), within one mile of subject property.

There are no federal or state environmental records suggesting that subject property has been impaired in any way. Furthermore, there has not been any report of chemical release at subject property or at any adjacent property. The environmental profile indicates that there are neither environmental liens against the property nor any Activity and Use Limitations (AULs) associated with subject property. Subject was not in listed in the MADEP Voluntary Cleanup Program or the Brownfields Program. Relevant portions of the environmental profile are included in Attachment A.

Conclusions and Recommendations

We conclude, based on the results of this ASTM Phase I assessment process and our professional judgment (taking into account applicable professional practices currently utilized in surveying and assessing this type of property), that the presence of several fuel oil ASTs, the undocumented abandonment of former fuel oil USTs, and numerous environmental incidences (including chemical storage, leaks and spills) represent "recognized environmental conditions" that require additional investigation

The Phase I environmental assessment process is intended to identify "recognized environmental conditions" that require additional investigation. This does not mean that subject property is contaminated, only that, based on the consulting industry’s collective experience, there is the possibility of a past release, an existing release, or a material threat of a release into the structures on subject property or into the ground, groundwater, or surfacewater of subject property. Additional investigation [Phase II] is intended to resolve any question of impairment or liability. The soil or groundwater chemistry data that are normally the result of Phase II sampling would become the basis for definitive environmental conclusions, and the end point for “environmental due diligence”.

We recommend installation of test pits [10’-14’ deep] in the vicinity of the closed-in-place fuel oil USTs, as well as along the upgradient and downgradient perimeters of the property. Representative samples of soil and/or groundwater should be analyzed for volatile and semi-volatile organic compounds, selected metals, pesticides and PCBs. Chemistry results should be compared to MADEP soil cleanup guidelines. This would serve to establish a current environmental baseline for subject property.

We suggest that the fuel oil ASTs onsite be retrofitted with secondary containment and that they be routinely inspected and maintained so as to prevent product release. This suggestion represents best management practice.

The environmental assessment that we have completed conforms to industry-wide standards.  Investigations and direct observations notwithstanding, we do not warrant that there are absolutely no toxic or hazardous chemical contamination at the subject property, nor do we accept any liability if such are found at some future time, or could have been found if additional sampling had been conducted.  In view of the rapidly changing status of environmental laws, regulations, and guidelines, we cannot be responsible for changes in laws, regulations, or guidelines that occur after the study has been completed and which may affect the subject property.

William Going & Associates, Inc. has prepared this report for Universal Supply Group Inc. (Client), although it is based in part on information obtained from third parties not within the control of either client or William Going & Associates. While it is believed that the third-party information contained herein is reliable, we do not guarantee the accuracy thereof.

Our website [williamgoingassociates.com] presents the author’s resume. If there are questions pertaining to this report, please contact the undersigned.

Sincerely,

/s/ William L. Going

William L. Going, Principal

ATTACHMENT A

USGS Topographic Locator Map
Neighborhood Aerial Photograph
 Municipal Tax Map
Photographs of Subject Property
Portion of Assessor’s File
Historical USGS Topographic Area Maps (1897, 1946, 1995)
Sanborn® Fire Insurance Maps (1923, 1947)
Historical Aerial Photographs (1942, 1952, 1970, 1987, 2006)
Environmental FirstSearch™ Site-Specific City Directories:
1907, 1913-14, 1920-21, 1926-28, 1932-34, 1940-42, 1947-49, 1955-56, 1963-64,
1992, 1997, 2002, 2007 (August 2007)
Massachusetts Department of Public Safety, Division of Fire Prevention,
 Tank Removal Permit (1992)
Environmental Questionnaire Completed By Mr. Brian Mead (August 2007)
Environmental FirstSearch™ ASTM Environmental/Statistical Profile (August 2007)